EXHIBIT 99.1

[ATHEROGENICS, INC. LOGO]

FOR IMMEDIATE RELEASE

AtheroGenics Reports Second Quarter 2006 Financial Results

ATLANTA, GA - July 20, 2006 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the second quarter and six months ended June 30, 2006.

During the second quarter, AtheroGenics revenue totaled $6.3 million. For the six months ended June 30, 2006, revenue totaled $10.4 million. The revenue recorded in both periods is related to the Company’s collaboration agreement with AstraZeneca and reflects the amortization of the $50 million up-front license fee received in February 2006.

Research and development expense declined to $16.4 million for the second quarter of 2006, from $19.4 million for the comparable period in 2005. For the six months ended June 30, 2006, research and development expense totaled $32.7 million, compared to $35.5 million for the same period in 2005. The decrease in both periods was due to lower expenses for the Company’s ongoing AGI-1067 clinical program, as well as reduced spending on clinical supplies. This decline was partially offset by non-cash stock-based compensation expense of $1.2 million and $2.3 million for the second quarter and six month period, respectively, resulting from AtheroGenics’ adoption at the beginning of 2006 of Statement of Financial Accounting Standards No. 123(R), which requires the expensing of employee stock options. The Company anticipates that research and development expense will increase in the second half of 2006, compared to the amount spent in the first half, as it undertakes activities to close down the ARISE clinical trial.

Marketing, general and administrative expense totaled $3.2 million for the second quarter ended June 30, 2006, compared to $2.2 million for the same period in the prior year. For the six months ended June 30, 2006, marketing, general and administrative expense totaled $6.9 million, compared to $4.1 million for the same period in 2005. The increase during both periods was principally due to stock-based compensation expenses of $1.1 million and $2.0 million for the second quarter and six month period, respectively, and higher professional fees.

Interest and other income increased to $2.4 million in the second quarter ended June 30, 2006, compared to $1.7 million recorded for the quarter ended June 30, 2005. For the six months ended June 30, 2006, interest and other income increased to $4.6 million, compared to $3.1 million recorded for the six months ended June 30, 2005. The increase in both the quarterly and six month periods was a result of higher interest rates on the Company’s invested cash.

AtheroGenics recorded interest expense of $2.1 million during the second quarter ended June 30, 2006, compared to $2.3 million in the same quarter last year. Interest expense for the first six months of 2006 was $4.2 million, as compared to $4.4 million for the first half of 2005. The decrease in interest expense was primarily due to the effect of a lower debt balance during the second quarter of 2006 compared to the same period in 2005 as a result of the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

For the six months ended June 30, 2006, AtheroGenics recorded $3.5 million in other expense, which was attributable to non-cash costs related to the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock in January 2006.

AtheroGenics reported a net loss of $13.1 million, or $0.33 per share, for the second quarter of 2006, as compared to $22.2 million, or $0.59 per share, reported for the same period in 2005. Net loss reported for the first six months of 2006 was $32.3 million, or $0.82 per share, as compared to a net loss of $40.8 million or $1.09 per share for the first half of 2005.

At June 30, 2006, cash, cash equivalents and short-term investments totaled $194 million.

“The first half of this year has been very productive on several fronts,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics.  “In addition to successfully completing preparations for closing down the ARISE clinical trial with investigators from the U.S., the U.K., Canada and South Africa, the Company continues its engagement in working with AstraZeneca on various pre-commercialization activities related to AGI-1067.”

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast today at 9:00 a.m. ET to discuss second quarter 2006 financial results and to provide a Company update. The conference call may be accessed by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international), five minutes prior to the start time. A replay of the call will be available from 11:00 a.m. ET on July 20, 2006, until 11:59 p.m. ET on July 27, 2006. Rebroadcast numbers are 1-877-660-6853 (domestic) or 1-201-612-7415 (international), account number 286 and conference ID number 206407. For access to the conference call webcast, go to the Company’s Investor Relations Web site at http://www.atherogenics.com/investor/q2earnings.html and click on the Webcast Access link. An archived version of this webcast will be available at the same location until October 21, 2006.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III ARISE clinical trial as an oral therapy for the treatment of atherosclerosis, in collaboration with AstraZeneca. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the first quarter of 2006. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	AtheroGenics, Inc.	Investor Relations
Mark P. Colonnese	Donna L. Glasky	Lilian Stern
Chief Financial Officer	Corporate Communications	Stern Investor Relations, Inc.
678-336-2511	678-336-2517	212-362-1200
investor@atherogenics.com	investor@atherogenics.com	lilian@sternir.com

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$ 6,250,000	$ —	$ 10,416,667	$ —

Operating expenses:
Research and development	16,447,180	19,380,868	32,707,802	35,535,938
Marketing, general and administrative	3,171,869	2,231,731	6,879,202	4,052,549
Total operating expenses	19,619,049	21,612,599	39,587,004	39,588,487

Operating loss	(13,369,049)	(21,612,599)	(29,170,337)	(39,588,487)
Interest and other income	2,401,424	1,677,608	4,606,658	3,125,512
Interest expense	(2,088,598)	(2,270,388)	(4,196,115)	(4,373,961)
Other expense	—	—	(3,521,236)	—
Net loss	$ (13,056,223)	$ (22,205,379)	$ (32,281,030)	$ (40,836,936)

Net loss per share -
basic and diluted	$ (0.33)	$ (0.59)	$ (0.82)	$ (1.09)

Weighted average shares
outstanding - basic and diluted	39,423,059	37,716,509	39,313,178	37,625,069

Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2006	2005

Cash, cash equivalents and short-term investments	$ 193,817,086	$ 182,504,523
Working capital	165,328,551	173,164,668
Total assets	210,639,395	197,497,527
Long-term obligations, less current portion	286,000,000	300,053,796
Accumulated deficit	(326,955,904)	(294,674,874)
Total shareholders’ deficit	(124,074,171)	(115,436,216)